Exhibit 99.1

   IMMUNICON SHIPS CELLTRACKS(R) ANALYZER II TO THE FOX CHASE CANCER CENTER

    HUNTINGDON VALLEY, Pa., June 30 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today that the Company has made its first third party commercial shipment of a CellTracks(R) Analyzer II to the Fox Chase Cancer Center, in Philadelphia, PA. This unit will be utilized for research purposes under a previously announced Small Business Technology Transfer grant awarded by the National Institutes of Health ("NIH"). The CellTracks Analyzer II is the next generation analyzer to Immunicon's CellSpotter(R) Analyzer, which was launched in 2004. Both analysis platforms are intended for use with Immunicon's sample preparation instrument, the CellTracks AutoPrep System. The CellTracks Analyzer II improves the scanning procedure for identifying and counting rare cells. Furthermore, the system may be useful in research applications involving the analysis of associated cellular markers. Immunicon received U.S. Food and Drug Administration 510(k) clearance for CellTracks Analyzer II in March of this year.

    Byron Hewett, President and Chief Operating Officer, commented, "We are very pleased to have achieved this important milestone in the commercialization of our technology. We believe the CellTracks Analyzer II will provide important benefits to our customers. Additionally, this product is Immunicon's analytical platform of choice for future diagnostic and life science research applications."

    Separately, the Company announced that it had shipped three commercial CellTracks Analyzer II units to Veridex, LLC, a Johnson & Johnson company, for quality control testing, customer training, sales demonstrations and service training. Veridex has exclusive worldwide rights to market products based on Immunicon technology in the field of cancer cell analysis.

    Immunicon Corporation
    Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

    The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex LLC, a Johnson and Johnson company, in the field of cancer cell analysis; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

    "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. "CellSpotter" and "CellTracks" are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. ALL RIGHTS RESERVED.

    Contact Information:
     James G. Murphy
     SVP of Finance & Administration, CFO
     215-830-0777 ext. 121
     jmurphy@immunicon.com

     Investors/Media:
     The Ruth Group
     Jason Rando (media) 646-536-7025, jrando@theruthgroup.com
     John Quirk (investors) 646-536-7029, jquirk@theruthgroup.com

SOURCE  Immunicon Corporation
    -0-                             06/30/2005
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO of Immunicon Corporation, +1-215-830-0777 ext. 121, jmurphy@immunicon.com; or Investors/Media, Jason Rando (media), +1-646-536-7025,
jrando@theruthgroup.com, or John Quirk (investors), +1-646-536-7029,
jquirk@theruthgroup.com, both of The Ruth Group   /
    /Website: http://www.immunicon.com /

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